EXHIBIT 99.1

NEWS RELEASE	Contact:	JOHN P. NELSON
FOR IMMEDIATE RELEASE		CEO AND PRESIDENT
(515) 232-6251
JULY 19, 2019

AMES NATIONAL CORPORATION

ANNOUNCES RECORD EARNINGS FOR THE SECOND QUARTER OF 2019

Second Quarter 2019 results:

For the quarter ended June 30, 2019, net income for Ames National Corporation (the Company) totaled $4,618,000 or $0.50 per share, compared to $4,317,000 or $0.46 per share earned in 2018. The increase in earnings is primarily the result of improved loan interest income, offset in part by higher deposit interest and salary and benefits expenses.

As previously announced, the Company’s largest subsidiary bank, First National Bank (FNB) acquired Clarke County State Bank in Osceola, Iowa on September 14, 2018 (the “Acquisition”). The acquired assets totaled approximately $103 million. Retention of loan and deposit customers from the Acquisition has been favorable. The impact of the Acquisition on the Company’s quarterly net income was accretive.

Second quarter 2019 loan interest income was $1,812,000 higher than second quarter 2018; deposit interest expense also increased $973,000. Second quarter 2019 net interest income totaled $10,930,000, an increase of $719,000, or 7%, compared to the same quarter a year ago. The increase in the net interest income was primarily due to the Acquisition. The higher loan volume, resulting primarily from the Acquisition, and improved loan yields more than offset higher interest expense due to market interest rate increases. The Federal Reserve Bank increased short-term interest rates four times during 2018 that led to a significant increase in interest expense for the quarter ended June 30, 2019. The Company’s net interest margin was 3.20% for the quarter ended June 30, 2019 as compared to 3.16% for the quarter ended June 30, 2018.

A provision for loan losses of $68,000 was recognized in the second quarter of 2019 as compared to $64,000 in the second quarter of 2018. Net loan charge offs totaled $11,000 for the quarter ended June 30, 2019 compared to net loan charge offs of $4,000 for the quarter ended June 30, 2018. While the current provision for loan losses are not related to agricultural loans, the Iowa agricultural economy remains challenged as the result of the low grain prices throughout much of 2018 and 2019 and tariff concerns on Iowa exports. Corn prices rebounded in the second quarter of 2019 as a result of delayed planting caused by excessive rain in much of the Midwest. An early frost could be problematic for our ag loan customers that were impacted by the delayed planting season.

Noninterest income for the second quarter of 2019 totaled $2,213,000 as compared to $1,991,000 in the second quarter of 2018, an increase of 11%. The increase in noninterest income is primarily due to the Acquisition and higher wealth management income. The increase in wealth management income was primarily related to growth in the assets under management, fueled by a favorable equity market and new account relationships.

Noninterest expense for the second quarter of 2019 totaled $7,218,000 compared to $6,713,000 recorded in the second quarter of 2018, an increase of 8%, which was primarily due to the Acquisition. Salaries and benefits was the largest component of the increase in noninterest expense which also includes normal salary and employee benefit increases. The efficiency ratio was 54.9% for the second quarter of 2019 as compared to 55.0% in the second quarter of 2018.

Income tax expense for the second quarter of 2019 totaled $1,239,000 compared to $1,107,000 recorded in 2018. The effective tax rate was 21% and 20% for the quarters ended June 30, 2019 and 2018, respectively. The lower than expected tax rate was due primarily to tax-exempt interest income.

Six Months 2019 results:

For the six months ended June 30, 2019, net income for the Company totaled $8,855,000 or $0.96 per share, compared to $8,354,000 or $0.90 per share earned in 2018. The increase in earnings is primarily the result of improved loan interest income, offset in part by elevated deposit interest expense and higher salary and employee benefits.

For the six months ended June 30, 2019 loan interest income was $3,624,000 higher than the first six months of 2018; deposit interest expense also increased $1,969,000. The net interest income for the six months ended June 30, 2019 totaled $21,901,000, an increase of $1,503,000, or 7%, compared to the same period a year ago. The increase in the net interest income was primarily due to the Acquisition. The higher loan volume, resulting primarily from the Acquisition, and improved loan yields more than offset higher interest expense due to market interest rate increases. The Company’s net interest margin was 3.22% for the six months ended June 30, 2019 as compared to 3.17% for the six months ended June 30, 2018.

A provision for loan losses of $166,000 was recognized in the six months ended June 30, 2019 as compared to $93,000 for the six months ended June 30, 2018. Net loan recoveries totaled $19,000 for the six months ended June 30, 2019 compared to net loan charge offs of $31,000 for the six months ended June 30, 2018. While the current provision for loan losses are not related to agricultural loans, the Iowa agricultural economy remains challenged as the result of the low grain prices, the delayed planting season and tariff concerns on Iowa exports.

Noninterest income for the six months ended June 30, 2019 totaled $4,139,000 as compared to $3,755,000 for the six months ended June 30, 2018, an increase of 10%. The increase in noninterest income is primarily due to the Acquisition and higher wealth management income. The increase in wealth management income was primarily related to growth in the assets under management, fueled by a favorable equity market and new account relationships.

Noninterest expense for the six months ended June 30, 2019 totaled $14,675,000 compared to $13,578,000 for the six months ended June 30, 2018, an increase of 8%, which was primarily due to the Acquisition. Salaries and benefits was the largest component of the increase in noninterest expense which also includes normal salary and employee benefit increases, offset in part by a one-time $1,000 bonus paid to full-time employees in 2018. The efficiency ratio was 56.4% for the six months ended June 30, 2019 and 2018.

Income tax expense for the six months ended June 30, 2019 and 2018 totaled $2,343,000 and $2,127,000, respectively. The effective tax rate was 21% and 20% for the six months ended June 30, 2019 and 2018, respectively. The lower than expected tax rate was due primarily to tax-exempt interest income.

Balance Sheet Review:

As of June 30, 2019, total assets were $1,468,595,000, a $106.5 million increase in assets, compared to June 30, 2018. The increase is primarily due to loan growth resulting from the Acquisition, offset in part by a smaller portfolio of investments.

Securities available-for-sale as of June 30 2019 declined to $458,763,000 from $478,733,000 as of June 30, 2018. The decrease in securities available-for-sale is primarily due to maturities of municipal bonds and payments received on mortgage backed securities, offset in part by increases in the unrealized gain on the investment portfolio as market interest rates caused an increase in the fair value of the investment portfolio.

Net loans as of June 30, 2019 increased 12%, to $873,639,000, as compared to $780,260,000 as of June 30, 2018. Impaired loans were $3,233,000 and $3,803,000 as of June 30, 2019 and 2018, respectively. The allowance for loan losses on June 30, 2019 totaled $11,869,000, or 1.34% of gross loans, compared to $11,383,000 or 1.44% of gross loans as of June 30, 2018. The decrease in the ratio of the allowance for loan losses to loans is due primarily to the Acquisition. The purchased loan portfolio is initially recorded without an allowance for loan loss, as the credit risk is reflected in the fair value of loans on the acquisition date. Loan demand appears to have softened during 2019 declining approximately $17 million since December 31, 2018.

Deposits totaled $1,244,457,000 on June 30, 2019, compared to $1,151,815,000 recorded at June 30, 2018. The increase in deposits is primarily due to the Acquisition.

The largest source of funding for the Company besides deposits is securities sold under agreements to repurchase which totaled $31,693,000 as of June 30, 2019 as compared to $34,108,000 recorded as of June 30, 2018.

The Company’s stockholders’ equity represented 12.5% of total assets as of June 30, 2019 with all of the Company’s five affiliate banks considered well-capitalized as defined by federal capital regulations. Total stockholders’ equity was $183,252,000 as of June 30, 2019, compared to $167,941,000 as of June 30, 2018. The increase in stockholders’ equity was primarily the result of the retention of net income in excess of dividends and an increase in the market value of the Company’s investment portfolio.

Shareholder Information:

Return on average assets was 1.27% and 1.26% for the quarters ended June 30, 2019 and 2018, respectively. Return on average equity was 10.3% and 10.4% for the quarters ended June 30, 2019 and 2018, respectively.

Return on average assets was 1.22% for the six months ended June 30, 2019 and 2018. Return on average equity was 10.0% for the six months ended June 30, 2019 and 2018.

The Company’s stock, which is listed on the NASDAQ Capital Market under the symbol ATLO, closed at $27.10 on June 30, 2019. During the second quarter of 2019, the price ranged from $25.40 to $28.86.

On May 8, 2019, the Company declared a quarterly cash dividend on common stock, payable on August 15, 2019 to stockholders of record as of August 1, 2019, equal to $0.24 per share.

Ames National Corporation affiliate Iowa banks are First National Bank, Ames; Boone Bank & Trust Co., Boone; State Bank & Trust Co., Nevada; Reliance State Bank, Story City; and United Bank & Trust, Marshalltown.

The Private Securities Litigation Reform Act of 1995 provides the Company with the opportunity to make cautionary statements regarding forward-looking statements contained in this News Release, including forward-looking statements concerning the Company’s future financial performance and asset quality.  Any forward-looking statement contained in this News Release is based on management’s current beliefs, assumptions and expectations of the Company’s future performance, taking into account all information currently available to management.  These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to management.  If a change occurs, the Company’s business, financial condition, liquidity, results of operations, asset quality, plans and objectives may vary materially from those expressed in the forward-looking statements.  The risks and uncertainties that may affect the actual results of the Company include, but are not limited to, the following:  economic conditions, particularly in the concentrated geographic area in which the Company and its affiliate banks operate; competitive products and pricing available in the marketplace; changes in credit and other risks posed by the Company’s loan and investment portfolios, including declines in commercial or residential real estate values or changes in the allowance for loan losses dictated by new market conditions or regulatory requirements; fiscal and monetary policies of the U.S. government; changes in governmental regulations affecting financial institutions (including regulatory fees and capital requirements); changes in prevailing interest rates; credit risk management and asset/liability management; the financial and securities markets; the availability of and cost associated with sources of liquidity; and other risks and uncertainties inherent in the Company’s business, including those discussed under the heading “Risk Factors” in the Company’s annual report on Form 10-K.  Management intends to identify forward-looking statements when using words such as “believe”, “expect”, “intend”, “anticipate”, “estimate”, “should”, “forecasting” or similar expressions.  Undue reliance should not be placed on these forward-looking statements.  The Company undertakes no obligation to revise or update such forward-looking statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

AMES NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets
June 30, 2019 and 2018
(unaudited)

ASSETS	2019	2018

Cash and due from banks	$22,615,322	$20,554,902
Interest bearing deposits in financial institutions	67,435,442	41,831,023
Securities available-for-sale	458,763,315	478,733,417
Federal Home Loan Bank (FHLB) Federal Reserve Bank (FRB) stock, at cost	2,655,700	2,561,200
Loans receivable, net	873,639,020	780,259,704
Loans held for sale	766,945	1,480,648
Bank premises and equipment, net	15,733,212	15,203,655
Accrued income receivable	8,998,009	7,755,177
Other real estate owned	217,856	385,509
Bank -owned life insurance	2,806,029	-
Deferred income taxes	1,213,746	4,135,552
Other intangible assets, net	2,374,906	934,968
Goodwill	9,744,472	6,732,216
Other assets	1,631,159	1,486,743

Total assets	$1,468,595,133	$1,362,054,714

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Deposits
Demand, noninterest bearing	$220,241,881	$218,222,877
NOW accounts	386,894,248	338,858,159
Savings and money market	413,412,483	400,566,104
Time, $250,000 and over	50,144,650	39,727,075
Other time	173,763,838	154,440,954
Total deposits	1,244,457,100	1,151,815,169

Securities sold under agreements to repurchase	31,693,100	34,107,530
Federal Home Loan Bank (FHLB) advances	2,000,000	2,000,000
Dividends payable	2,215,709	2,141,510
Accrued expenses and other liabilities	4,977,688	4,049,475
Total liabilities	1,285,343,597	1,194,113,684

STOCKHOLDERS' EQUITY
Common stock, $2 par value, authorized 18,000,000 shares; issued and outstanding 9,232,122 and 9,310,913 shares as of June 30, 2019 and 2018, respectively	18,464,244	18,621,826
Additional paid-in capital	19,019,767	20,878,728
Retained earnings	142,312,863	133,510,931
Accumulated other comprehensive income (loss)	3,454,662	(5,070,455)
Total stockholders' equity	183,251,536	167,941,030

Total liabilities and stockholders' equity	$1,468,595,133	$1,362,054,714

AMES NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Interest and dividend income:
Loans	$10,808,142	$8,996,222	$21,509,571	$17,885,077
Securities
Taxable	1,554,713	1,617,854	3,043,565	3,146,976
Tax-exempt	1,067,955	1,179,607	2,168,529	2,365,953
Other interest and dividend income	290,465	202,010	528,033	395,045

Total interest and dividend income	13,721,275	11,995,693	27,249,698	23,793,051

Interest expense:
Deposits	2,606,384	1,633,395	4,965,216	2,995,876
Other borrowed funds	184,634	151,463	383,848	399,853

Total interest expense	2,791,018	1,784,858	5,349,064	3,395,729

Net interest income	10,930,257	10,210,835	21,900,634	20,397,322

Provision for loan losses	68,320	63,978	166,414	92,978

Net interest income after provision for loan losses	10,861,937	10,146,857	21,734,220	20,304,344

Noninterest income:
Wealth management income	1,019,143	906,364	1,803,757	1,657,364
Service fees	387,133	334,606	757,429	672,848
Securities gains, net	1,890	-	1,890	-
Gain on sale of loans held for sale	224,031	191,385	396,757	368,585
Merchant and card fees	386,384	366,863	747,525	676,522
Other noninterest income	194,358	191,654	431,289	379,555

Total noninterest income	2,212,939	1,990,872	4,138,647	3,754,874

Noninterest expense:
Salaries and employee benefits	4,797,497	4,316,823	9,513,325	8,884,868
Data processing	872,064	887,358	1,763,445	1,668,390
Occupancy expenses, net	518,559	459,445	1,117,564	954,391
FDIC insurance assessments	91,666	102,073	191,895	208,068
Professional fees	382,983	354,998	771,829	700,405
Business development	248,178	238,811	516,775	493,359
Intangible asset amortization	139,314	83,919	302,978	171,454
Other operating expenses, net	167,717	269,636	496,923	497,265

Total noninterest expense	7,217,978	6,713,063	14,674,734	13,578,200

Income before income taxes	5,856,898	5,424,666	11,198,133	10,481,018

Income tax expense	1,239,305	1,107,400	2,343,105	2,127,000

Net income	$4,617,593	$4,317,266	$8,855,028	$8,354,018

Basic and diluted earnings per share	$0.50	$0.46	$0.96	$0.90

Declared dividends per share	$0.24	$0.23	$0.48	$0.71